The Wright Asset Allocation Trust

                              Amended and Restated

                   Multiple Class Plan Pursuant to Rule 18f-3

                      Individual Shares and Advisor Shares

                               ____________, 2000



                  Each class of shares of Wright Managed Growth Fund, Wright Managed Growth with Income Fund and Wright Managed Income with Growth Fund (the "Funds"), each a series of The Wright Asset Allocation Trust (the "Trust"), a Massachusetts business trust, will have the same relative rights and privileges, including the right to receive distributions, if any, that are calculated in the same manner and at the same time as for each other class, and be subject to the same fees and expenses, except as set forth below. Further, expenses allocated with respect to each Fund's shares shall be allocated to a class that bears such expenses at the same time they are allocated to any other class that bears such expenses. The Board of Trustees may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Shares of one class may not be exchanged for shares of any other class except as specifically provided in each Fund's prospectus and shares of each class may be exchanged for shares of the same class of other funds as set forth in each Fund's prospectus

                  Article I.  Individual Shares

                  Individual Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Individual Shares redeemed within one year of purchase will be subject to a CDSC as set forth in each Fund's prospectus. Individual Shares are sold subject to the minimum purchase requirements set forth in each Fund's prospectus. Individual Shares shall be entitled to the shareholder services set forth from time to time in the Funds' Shareholder Manual with respect to Individual Shares. Individual Shares are subject to fees calculated as a stated percentage of the net assets attributable to Individual Shares under the Funds' Rule 12b-1 Distribution Plan and the Funds' Service Plan as set forth in the respective Plans. The Individual Shareholders of each Fund have exclusive voting rights, if any, with respect to that Fund's Rule 12b-1 Distribution Plan and Service Plan as each affects the Individual Shares. Transfer agency fees are allocated to Individual Shares on a per account basis. Individual Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Individual Shares.

                  The initial purchase date for Individual Shares acquired through (i) reinvestment of dividends on Individual Shares or (ii) exchange from another Wright Group of Funds mutual fund will be deemed to be the date on which the original Individual Shares were purchased.

                  Article II.  Advisor Shares

                  Advisor Shares are sold at net asset value without a sales charge and with minimum purchase requirements as set forth in each Fund's prospectus. Advisor Shares shall be entitled to the shareholder services set forth from time to time in the Funds' Shareholder Manual with respect to Advisor Shares. Advisor Shares are subject to fees calculated as a stated percentage of the net assets attributable to Advisor Shares under the Funds' Rule 12b-1 Distribution Plan and the Funds' Service Plan as set forth in the respective Plans. The Advisor Shareholders have exclusive voting rights, if any, with respect to the Funds' Rule 12b-1 Distribution Plan and Service Plan as each affects the Advisor Shares. Transfer agency fees are allocated to Advisor Shares on a per account basis. Advisor Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Advisor Shares.

                  Article III.  Approval of Board of Trustees

                  This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act")) of (a) all of the Trustees of the Trust, and (b) those of the Trustees who are not "interested persons" of the Trust or the Funds, as such term may be from time to time defined under the Act.

                  Article IV.  Amendments

                  No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article III.